EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated May 1, 2019, relating to the consolidated financial statements and financial statement schedule of Virco Mfg. Corporation and its subsidiaries (the “Company”) appearing in the Annual Report on Form 10-K of the Company for the fiscal year ended January 31, 2019.

/s/ Deloitte & Touche LLP
Los Angeles, California

June 20, 2019